EXHIBIT 99.2

Consent of Qatalyst Partners LP

December 22, 2020

We hereby consent to the use in the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Marvell Technology, Inc. (the “Registration Statement”), of our opinion dated October 28, 2020 appearing as Annex D to such joint proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Inphi’s Financial Advisor, Qatalyst Partners”; “The Mergers—Background of the Mergers”; “The Mergers—Inphi’s Reasons for the Mergers and Recommendation of the Inphi Board”; “The Mergers—Opinion of Inphi’s Financial Advisor, Qatalyst Partners”; and “The Mergers—Unaudited Prospective Financial Information—Inphi Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Qatalyst Partners LP